Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
C. Allan Ducker, III
Chief Executive Officer
CommunitySouth Bank & Trust
864-306-2540
aducker@csbat.com

COMMUNITYSOUTH ANNOUNCES RECORD FINANCIAL PERFORMANCE IN 2006
Bank becomes cumulatively profitable in only its second year of operation

Easley, SC – February 16, 2007 – CommunitySouth Bancshares, Inc. (OTCBB: CBSO), parent company of CommunitySouth Bank & Trust, serving the Upstate of South Carolina, today announced that net income for the year ended December 31, 2006 was $1.2 million, or $0.22 per diluted share, compared to a net loss of $615,600, or $0.13 per diluted share, for the previous year ended December 31, 2005.

Net income for the fourth quarter of 2006 was $313,700, or $0.06 per diluted share, compared to $246,700, or $0.05 per diluted share, for the fourth quarter of 2005, a 27% increase. Included in net income for fourth quarter 2005 was a one-time positive adjustment of $130,300 related to FASB 91.

Highlights for fiscal year 2006 include the following:

•	Total assets ended the year at $248.3 million, an increase of 81% for the year.

•	Total loans grew 88.1% to $217.7 million.

•	Total deposits grew 103% to $217 million.

•	Net interest margin for the year ended December 31, 2006 was 3.93%, compared to 4.18% for the year ended December 31, 2005. The decline was due to repricing of deposits and competitive pressure on commercial loan pricing.

•	Net interest income increased $4.3 million, or 137%, for the year. The increase in net interest income was a result of the Bank’s strong loan growth.

•	Non-interest income increased $522,000, or 163%, for the year. The increase in non-interest income was a result of increased mortgage loan origination, and deposit and loan fees.

•	Non-interest expenses totaled $5.2 million for the year, a 94% increase when compared to non-interest expenses for 2005. This increase in non-interest expense is reflective of the Company’s investment in additional branches and personnel, which have produced additional revenue. The Company’s efficiency ratio for the year ended December 31, 2006 was 63%, compared to 78% for the previous year.

CommunitySouth Announces Record Financial Performance in 2006 (page 2)

•	Return on average assets was 0.59% for the year ended December 31, 2006, compared to a loss of 0.77% for the same period one year ago.

•	Return on average shareholders’ equity was 4.08% in the year ended 2006, compared to a loss of 2.24% for the same period a year ago.

•	We continued our focus on asset quality, which is reflected in the fact that we had only 0.13% adversely classified assets and no 90 day delinquencies at year-end.

CommunitySouth’s performance has been extremely strong compared to peer banks. According to third quarter 2006 data, the latest information supplied by SNL Financial, the leading financial information provider for the financial services industry, CommunitySouth ranked second in asset size and second in net income among the 31 banks nationwide that opened in the first quarter of 2005.

“2006 was a tremendous year for our Company,” said C. Allan Ducker, III, Chief Executive Officer of CommunitySouth. “To achieve asset growth of 81%, net income of $1.2 million, and become cumulatively profitable in only our second year of operation exceeded our greatest expectations. This financial performance is indicative of and a testament to the outstanding direction provided by our Board of Directors, the leadership of our executive management team, and the commitment of our officers and employees. We believe our Company is positioned to meet the challenges and seize the opportunities that lie ahead. Our strategy combines our intense customer-focused business model with continued loan growth, dedication to a quality credit culture, increased core deposit funding and the offering of sophisticated and innovative products and services.”

CommunitySouth’s stock is quoted on the Over the Counter Bulletin Board under the symbol CBSO.

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CommunitySouth Financial Corporation (OTCBB: CBSO) commenced operations in the Upstate of South Carolina on January 18, 2005. After completing the largest initial public offering ever for a South Carolina-based bank, the Company capitalized with $30 million and has since grown assets to over $248.3 million as of December 31, 2006. In operation for two years, CommunitySouth is one of the fastest growing and most profitable de novo banks in the country, compared to peer banks that also opened during the first quarter of 2005.

CommunitySouth is headquartered in Easley, South Carolina and currently operates full-service offices in Easley, Mauldin, Spartanburg, Anderson and Greer. The Company plans to open additional banking offices in the Upstate of South Carolina in 2007.

CommunitySouth Announces Record Financial Performance in 2006 (page 3)

CommunitySouth offers a complete line of banking products and services, including commercial, consumer and mortgage loans, personal and business checking and savings accounts, free online banking and bill pay, nationwide free ATMs, free business courier service, remote deposit service, courtesy overdraft coverage, and more.

For additional information about CommunitySouth, call 864-306-2540 or visit www.communitysouthbankandtrust.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future profitability, growth, plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.. For a more detailed description of factors that could cause such differences, please see our filings with the SEC.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.